License Agreement

This LICENSE AGREEMENT (“Agreement”), dated as of May      (the “Effective Date”), is entered into by and between the National Association for the Advancement of Colored People, a Maryland non-profit organization, having its principal place of business at 4805 Mt. Hope Drive, Baltimore, Maryland 21215 (“NAACP”), and Impact Shares, Corp., a Texas non-profit corporation, located at 2189 Broken Bend, Frisco, Texas 75034 (“Impact Shares” and each a “Party”, and collectively, the “Parties”).

WHEREAS, Impact Shares Funds I Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “Trust”), organized as a series company, of which the Impact Shares NAACP Minority Empowerment ETF (the “Fund”) is a series; and

WHEREAS, Impact Shares has entered into an Investment Advisory Agreement, dated as of [    ], between Impact Shares and the Trust, on behalf of the Fund whereby Impact Shares, either directly or through a subadviser, is responsible for the Fund’s investment program, including the purchase and sale of securities for the Fund; and

WHEREAS, NAACP owns the “NAACP” trademarks as set forth in Schedule A hereto (the “Licensed Trademarks”); and

WHEREAS, NAACP wishes to license to Impact Shares the Licensed Trademarks in order to ..further the Parties’ mutual interests, including use of the Licensed Trademarks in the Fund’s name, registration statement, and marketing materials (including website and social media content) (“Marketing Materials”) for, and in connection with the operation of, the Fund (the “Permitted Use”); and

WHEREAS, NAACP has identified, compiled, and shared with Impact Shares publicly available criteria designed to evaluate the extent to which a company is operated in a manner that includes and empowers minority individuals (“Social Screen Criteria”), and Impact Shares, as investment adviser to the Fund, has agreed to incorporate the Social Screen Criteria into the development of the benchmark index (“Index”) and investment program for the Fund; and

WHEREAS, NAACP has identified, compiled, and shared with Impact Shares publicly available criteria that NAACP believes demonstrate that a company is not operated in a manner that includes and empowers minority individuals (“Controversy Indicators”), and Impact Shares has agreed to incorporate the Controversy Indicators into the development of the Index and investment program for the Fund.

NOW, THEREFORE, in consideration of the foregoing, and of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1	License. Subject to the terms and conditions of this Agreement, NAACP grants to Impact Shares (including any subsidiary or affiliate of Impact Shares that provides investment advisory or related services to the Fund) during the Term (as defined below), to the extent that NAACP owns or controls such rights and without express or implied representations or warranties of any kind, an exclusive (even as to NAACP), non-sublicensable (except as specifically allowed pursuant to Section 4), non-transferable, license to use the Licensed Trademarks solely in connection with the Permitted Use.

1.1	Quality Standards.

1.1.1	Impact Shares shall comply with the following standards for the use of the Licensed Trademarks: (i) the Social Screen Criteria and Controversy Indicators determined by the NAACP will be applied to issuers that comprise a broad-based securities index (selected by Impact Shares or its designee) in determining whether a company is included in the Index; (ii) Impact Shares will provide the Social Screen Criteria and Controversy Indicators to a third-party research provider, which will score and rank companies based on the Social Screen Criteria and Controversy Indicators, and such scores and rankings will be used by the Fund’s index provider to construct the Index; (iii) the Index will be limited to approximately 200 of the highest scoring companies in the Social Screen Criteria rankings (after accounting for industry and sector weightings determined by the index provider); (iv) any company that scores in the bottom 40% based on the Controversy Indicators will be excluded from the Index; and (v) at least 80% of the Fund’s net assets must be invested in securities issued by companies that are components of the Index, as determined at the time of investment in such securities.

The Index will be reconstituted annually in accordance with the criteria set forth above. Impact Shares shall provide NAACP with a report on at least a quarterly basis identifying how the Social Screen Criteria and Controversy Indicators are incorporated into the Index, a list of securities that meet the Fund’s 80% test and a calculation of the percentage of net assets that are invested in such securities.

1.1.2	Impact Shares shall comply with all reasonable requests made by NAACP with respect to the use of the Licensed Trademarks and will provide NAACP with samples of any Marketing Materials in which the Licensed Trademarks are proposed for use by Impact Shares for NAACP review and written authorization. NAACP’s written authorization shall be provided to or withheld from Impact Shares within five (5) calendar days from the date in which such samples were received by NAACP. For the avoidance of doubt, Impact Shares shall not be obligated to obtain NAACP’s written authorization to re-use the Licensed Trademarks in a manner that is not materially different from a previously authorized use.

1.1.3	Prior to launching the Fund, Impact Shares shall provide a detailed explanation to NAACP regarding the proposed use of the Social Screen Criteria and Controversy Indicators, including all disclosure in the Fund’s registration statement or any Marketing Materials describing the Social Screen Criteria and Controversy Indicators, which will be subject to NAACP’s approval. For the avoidance of doubt, Impact Shares retains discretion regarding the construction of the Index and the Fund’s portfolio, and all purchase and sale decisions, and may seek input regarding such Index and investments from third parties in addition to any input provided by NAACP.

1.2

Ownership. Impact Shares hereby acknowledges that, as between the parties, NAACP is the sole and exclusive owner of all right, title, and interest in the Licensed Trademarks. Impact Shares will not gain any rights or ownership in the Licensed Trademarks by virtue of this Agreement, other than as explicitly stated herein. All goodwill and any other rights that may be acquired by use of the Licensed Trademarks by Impact Shares will inure to the sole benefit of NAACP. Impact Shares shall execute all documents reasonably requested by NAACP, at NAACP’s expense, related to the registration, maintenance and renewal of the Licensed Trademarks. Impact Shares will not, and will not assist others to, challenge or question the validity of the Licensed Trademarks.

1.3	No Other Rights. Impact Shares may not use the Licensed Trademarks in any manner not explicitly permitted by this Agreement. Impact Shares shall not attempt to register any name or trademark that is identical or confusingly similar to the Licensed Trademarks for any purpose or any domain name that includes a Licensed Trademark.

1.4	Infringement. Impact Shares shall notify NAACP promptly upon becoming aware of any infringement of the Licensed Trademarks by any third party. The Parties shall cooperate in good faith as needed with respect to the defense or commencement of any action, proceeding or claim with respect to infringement, misappropriation or violation of the Licensed Trademarks. Notwithstanding the foregoing, NAACP has the sole right, but not the obligation, to prosecute and enforce the Licensed Trademarks.

1.5	Use of Licensed Trademarks. Impact Shares shall use the Licensed Trademarks in compliance with all applicable regulations or laws.

1.6	Required Statement. Impact Shares shall include the following text in the Fund’s registration statement and Marketing Materials: “Shares of the Fund are not sponsored, endorsed or promoted by NAACP. NAACP makes no representation or warranty, express or implied, to the owners of shares of the Fund or any member of the public regarding the ability of the Fund to track the performance of the Underlying Index or the ability of the Underlying Index to meet or exceed stock market performance. NAACP has no obligation or liability in connection with the administration, marketing or trading of shares of the Fund. NAACP is not an investment adviser. Inclusion of a security within the Underlying Index is not a recommendation by NAACP to buy, sell or hold such security, nor is it considered to be investment advice. NAACP does not guarantee the accuracy and/or the completeness of the Underlying Index or any data included therein.” Impact Shares will place all notices with the use of the Licensed Trademarks as required by applicable law or as reasonably requested by NAACP.

2	Term. The term of this Agreement shall commence as of the Effective Date and shall last in perpetuity, unless terminated earlier as provided herein.

3	Consideration and Final Payment. As consideration in full for the rights granted herein, Impact Shares shall compensate NAACP as follows:

3.1

Impact Shares shall pay NAACP a license fee at an annualized rate of 0.25% of the Fund’s average daily managed assets (the average daily value of the total assets of the Fund, less all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings constituting financial leverage)) (the “License Fee”). Impact Shares shall promptly notify NAACP if a license or similar fee paid by Impact Shares to any other organization that plays a similar role as NAACP with respect to another exchange-traded fund will be higher than that paid to NAACP, and the Parties may discuss amending the License Fee under this Agreement at that time to reflect such higher payment.

3.2	Payment. The License Fee shall be calculated and paid by Impact Shares as of the end of each calendar quarter (each, a “License Fee Payment”). Impact Shares shall provide NAACP a statement within thirty (30) days of the last day of each calendar quarter, detailing the License Fee Payment calculation made by Impact Shares, and any such compensation shall be paid in U.S. dollars by check or electronic wire transfer to an account designated by NAACP on the date of the statement.

3.3	Final Payment. Upon termination of the Agreement as provided below, Impact Shares shall pay, within thirty (30) days of the effective date of termination, all amounts due and owing to NAACP under this Agreement, if any, and if not subject to dispute (the “Final Payment”). For the avoidance of doubt, Impact Shares expects to make one Final Payment to NAACP following termination of the Agreement, if applicable, and if not subject to dispute.

3.4	Disputed Amounts. Impact Shares may not set off any amounts in dispute between the Parties against any future payments owed. All disputes related to the License Fee Payment shall be first discussed between the Parties, beginning promptly after either Party notifies the other of such dispute. If a mutually agreeable determination regarding the amount in dispute cannot be reached within 30 days after beginning negotiations, the Parties may then use any mechanisms available to them to settle the dispute.

4	Sublicensing. Impact Shares may sublicense the Licensed Trademarks solely to the Fund (or its successor), subject at all times to the terms and conditions of this Agreement, including all quality standards contained herein.

5	Representations and Warranties. Each Party hereby represents and warrants it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by each Party have been duly authorized by all necessary organizational action of such Party, and when executed and delivered by both Parties this Agreement will constitute a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms and conditions.

6

Indemnification. To the fullest extent permitted by law, Impact Shares shall indemnify, defend and hold harmless NAACP, and its respective officers, directors, employees, agents and representatives, from and against any judgments, damages, liabilities, settlements, losses, costs, fines, deficiencies and expenses, including reasonable attorneys’ fees and disbursements (“Losses”), arising from or relating to any third party claim, action, suit, proceeding or litigation for (i) any breach by Impact Shares of its representations, warranties or other obligations hereunder, (ii) Impact Shares’ fraud, bad faith, intentional or willful misconduct or gross negligence pursuant to and under the terms of this Agreement; or (iii) any material misstatement or omission of material fact in the Fund’s registration statement or in Marketing Materials, unless such statement was supplied by NAACP. To the fullest extent permitted by law, NAACP shall indemnify, defend and hold harmless Impact Shares, and its respective officers, directors, employees, agents and representatives, from and against any Losses arising from or relating to any third party claim, action, suit, proceeding or litigation for (i) any breach by NAACP of its representations, warranties or other obligations hereunder or (ii) NAACP’s fraud, bad faith, intentional or willful misconduct or gross negligence pursuant to and under the terms of this Agreement.

7	Termination. This Agreement may be terminated as follows:

7.1	Mutual Agreement. If mutually agreed upon by both Parties, at any time upon the execution of a duly authorized written agreement.

7.2	Without Cause. Either Party may terminate upon 120 days’ written notice to the other Party.

7.3	Termination of Investment Advisory Agreement. This Agreement will terminate automatically in the event of termination of the Investment Advisory Agreement between Impact Shares and the Trust, on behalf of the Fund.

7.4	Breach; Other. Either Party may terminate upon the other’s receipt of written notice by the terminating Party as follows:

7.4.1	After the filing by or against a Party of a petition under the federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law of the United States; provided, however, that the applicable Party shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed before any such termination becomes effective;

7.4.2	If the other Party ceases regular business operations or suffers serious reputational damage, by delivery of notice of termination by the terminating Party;

7.4.3	If the other Party materially breaches any representation, warranty, or other obligation herein; provided, however, that the breaching Party shall have a twenty (20) calendar day opportunity to cure with respect to breaches capable of being cured; or

7.4.4	If the other Party has engaged in fraud, bad faith, intentional or willful misconduct or gross negligence with respect to this Agreement.

7.5	Consequences of Termination. Sections 3 (for amounts accrued up to termination), 6 and 8 will survive any expiration or termination of this Agreement.

8	General.

8.1	LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY IS LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO ITS PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFIT OR LOSS RESULTING FROM BUSINESS INTERRUPTION, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

8.2	Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8.3	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable by any law or public policy in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement, or invalidate or render unenforceable such term or provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

8.4	Assignment. This Agreement is personal to Impact Shares. Impact Shares shall not assign or otherwise transfer any of its rights, or delegate, subcontract, or otherwise transfer any of its obligations or performance, under this Agreement, except as provided in Section 4 herein with respect to sublicensing. Any purported assignment, delegation, or transfer in violation of this Section 8.4 is void. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

8.5	Relationship of the Parties. Nothing herein will create or be construed as creating a partnership, joint venture, employment or agency relationship between the Parties. Except as may be expressly provided herein, no Party hereto will have any expressed or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. No activities of one Party are attributable to the other Party except as expressly contemplated under this Agreement.

8.6

Governing Law; Dispute Resolution. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law, choice of forum or provision, rule or principal (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any dispute, controversy or claim arising out of or in connection with this Agreement will be settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by one or more arbitrators appointed in accordance with said rules; provided that the Parties agree to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, in connection with any requests for interim relief arising under this Agreement solely to the extent that prompt or effective interim relief is not available from the ICC. All arbitration proceedings shall take place in New York, New York in the English language. Any award of the tribunal shall be final and binding on the Parties from the day it is made and both Parties shall waive their rights to appeal from or otherwise to contest the award. The prevailing Party will be entitled to reimbursement for costs and reasonable attorney’s fees.

8.7	Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

8.8	Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power, or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.9	Counterparts. This Agreement may be executed by one or more of the Parties to this Agreement in separate counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.10	Headings; Construction. Headings are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement. The Parties hereby acknowledged they have been represented by counsel during the negotiation and execution of this Agreement, and therefore waive the application of any applicable law, rule, regulation or holding providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.11	Notices. All notices or other communications required or permitted to be given hereunder to any Party shall be in writing and delivered by hand, sent by fax or e-mail or mailed, postage prepaid, by registered, certified or express mail or reputable overnight courier service, and shall be deemed given when so delivered by hand, faxed or emailed, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Impact Shares:

c/o [    ]

[ADDRESS]

[FAX]

[E-MAIL]

With a copy to:

[    ]

[ADDRESS]

[FAX]

[E-MAIL]

With a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

[ADDRESS]

[FAX]

[E-MAIL]

If to NAACP:

c/o [    ]

[ADDRESS]

[FAX]

[E-MAIL]

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have cause this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

NATIONAL ASSOCIATION FOR THE ADVANCEMENT OF COLORED PEOPLE

By:

Name:
Title:

IMPACT SHARES, CORP.

By:

Name:
Title:

Schedule A – Licensed Trademarks

•	“NAACP”
•	The “NAACP” logo, as depicted below:

[Insert image of NAACP logo]